ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to “Escrow Agent” (hereinafter defined) pursuant hereto, this “Escrow Agreement”) is made and entered into as of April 7, 2006, by and among Perficient, Inc., a Delaware corporation (the “Parent”), Timothy Robinson (the “Stockholder Representative,” and together with the Parent, sometimes referred to collectively as the “Parties”), and Continental Stock Transfer & Trust Company (the “Escrow Agent”).

WHEREAS, the Parties have agreed to deposit in escrow (i) certain funds and (ii) stock certificates representing shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), pursuant to that certain Agreement and Plan of Merger dated as of April 6, 2006 (the “Merger Agreement”) by and among Parent, PFT MergeCo, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bay Street Solutions, Inc., a California corporation, each Company Stockholder (as defined therein) and the Stockholder Representative, and wish such deposits to be subject to the terms and conditions set forth herein.

WHEREAS, the purpose of the Escrow Account (as defined below) is to secure claims under Article XI of the Merger Agreement (“Indemnification Claims”); and

WHEREAS, Escrow Agent is willing to serve in such capacity on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to such term in the Merger Agreement.

2. Appointment. The Parties hereby appoint and designate Escrow Agent as the escrow agent for the purposes and upon the terms set forth herein, and Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder for the purposes and upon the terms set forth herein.

3. Action by the Escrow Agent. Notwithstanding any provision of this Escrow Agreement, the Parties acknowledge and agree that the Escrow Agent shall not take any action required of it pursuant to this Escrow Agreement until the Escrow Agent has received joint written instructions by the Parent and the Stockholder Representative. The parties further acknowledge and agree that such written instructions shall specify the dollar amount, if any, to be distributed from the Escrowed Cash and the number of shares, if any, to be distributed from the Escrowed Shares (calculated in accordance with Section 8.5).

4. Authority of Parent. After the Closing, each of the parties hereto agrees that the Parent shall have authority to settle all Indemnification Claims in accordance with Article XI of the Merger Agreement on behalf of the Surviving Entity, or any of the affiliates of the Parent or Surviving Entity. Unless the context otherwise requires, any references to Parent contained herein shall be deemed to be references to Parent and Surviving Entity, and each of their affiliates.

5. Deposit of Escrowed Cash and Escrowed Shares.

5.1. At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), and upon receipt from the California Secretary of evidence of the filing of the Agreement of Merger, the Parent shall deposit with the Escrow Agent (i) the sum of $630,000 (the “Escrowed Cash”) and (ii) certificates for an aggregate of 56,284 shares of Parent Common Stock (the “Escrowed Shares”) to be registered in the name of the Company Stockholders in such amounts as set forth on Exhibit A to this Escrow Agreement, each to be held in accordance with the terms of this Escrow Agreement. The Escrowed Cash and Escrowed Shares are collectively referred to as the “Escrow Account.”

5.2. From and after the Closing the Escrow Agent shall (i) hold the Escrowed Cash, together with all interest, dividends (other than cash dividends on Parent Common Stock), distributions, income, or other proceeds (“Interest”) on the Escrowed Cash, and, subject to the terms and conditions hereof and (ii) invest and reinvest the Escrowed Cash and the Interest thereon (the “Escrow Fund”) as directed in Section 6.

5.3. At the Closing each of the Company Stockholders shall deliver to Parent an original stock power endorsed by such Company Stockholder in blank (the “stock powers”) which shall be held by the Escrow Agent together with the Escrowed Shares in accordance with the terms of this Agreement.

5.4. Each record owner of the Escrowed Shares shall be entitled to exercise all voting rights with respect to such owner’s Escrowed Shares.

5.5. Parent and each of the Company Stockholders agree among themselves, for the benefit of Parent and the Escrow Agent, that any securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares shall not be distributed to the record owners of such Escrowed Shares, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Ordinary cash dividends will be paid by Parent directly to the Company Stockholders and not to the Escrow Agent. Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrowed Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrowed Shares are required to be released from the Escrow Account to any person or entity (“Person”) pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrowed Shares shall be released from the Escrow to such Person.

5.6. The Stockholder Representative, on behalf of all of the Company Stockholders, may at any time deposit additional cash, or other collateral acceptable to the Parent and the Escrow Agent, in the Escrow Account (the “Substituted Amount”). Upon receipt by the Escrow Agent of the Substituted Amount, the Escrow Agent shall release to the Stockholder Representative such number of Escrowed Shares of equal value to the cash or other collateral. The number of Escrowed Shares to be released from the Escrow Account shall be determined in accordance with Section 8.5 at such time as the Substituted Amount is deposited into the Escrow Account.

6. Investment of Escrow Fund.

6.1. The Escrow Agent shall invest and reinvest the Escrow Fund in such of the following investments as the Stockholder Representative may from time to time specify in writing (each a “Permitted Investment”):

6.1.1. an interest bearing money market account or

6.1.2. any U.S. Government or U.S. Government Agency security.

In the absence of written instructions to the contrary from the Stockholder Representative, the Escrow Agent shall invest the Escrow Fund in the Permitted Investment set forth in Section 6.1.1.

6.2. The Escrow Agent will act upon investment instructions the “Business Day” (which excludes Saturday, Sunday and any other day on which state banks are required or authorized to close in New York, New York) after such instructions are received. As of the date when the Escrow Fund or any portion thereof is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash (unless the recipient of such release portion notifies the Escrow Agent in writing that it desires to have the securities retained and transferred to it), and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith. Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by the Escrow Agent as soon as practicable by account statement to each of the Parent and Stockholder Representative, and any discrepancies in any such account statement shall be noted by the Parent or Stockholder Representative to the Escrow Agent within 30 calendar days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety, absent manifest error. For purposes of this section, each account statement shall be deemed to have been received by the party to whom directed on the earlier of (i) actual receipt thereof and (ii) three Business Days after the deposit thereof in the United States mail, postage prepaid.

7. Release Date. For purposes of this Agreement, the “Release Date” shall be the day that is 364 days after the Closing Date.

8. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

8.1. If, as of the Release Date, the Escrow Agent has not received notice of any Indemnification Claims, then (i) the Escrow Fund shall promptly (and in any event no later than 10 business days thereafter) be released to the Company Stockholders in accordance with each Company Stockholder’s Percentage Interest set forth on Exhibit B to this Agreement, or such other proportions as may be specified in writing by the Stockholder Representative (it being expressly acknowledged and agreed that Parent and the Escrow Agent are entitled to rely on such specified proportions) and (ii) the Escrowed Shares and the stock powers then held by the Escrow Agent shall promptly (and in any event no later than 10 business days thereafter) be released to the Company Stockholders.

8.2. If, at any time on or prior to the Release Date, the Parent desires to make a claim against the Escrow Account with respect to Indemnification Claims, then the Parent shall, on or prior to the Release Date, deliver a written claim notice (a “Claim Notice”) to the Stockholder Representative and to the Escrow Agent. Such Claim Notice shall (i) state that Parent believes that it is entitled to all or a portion of the Escrow Account and certify that all requirements set forth in Article XI of the Merger Agreement with respect to such indemnification have been satisfied; (ii) contain a brief description of the circumstances supporting such belief; and (iii) indicate the claimed amount of Damages necessary to satisfy such Indemnification Claim (the “Claimed Amount”). The amount to be released from the Escrow Account shall be determined in accordance with Sections 8.4 and 8.5 below.

8.3. Within 20 days after receipt by the Stockholder Representative of a Claim Notice, the Stockholder Representative shall deliver to the Parent and to the Escrow Agent a written response (the “Response Notice”) in which the Stockholder Representative may: (i) agree that an amount held in the Escrow Account equal to the full Claimed Amount may be released from the Escrow Account to the Parent; (ii) agree that an amount held in the Escrow Account equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Account to the Parent; or (iii) indicate that no part of the Claimed Amount may be released from the Escrow Account to the Parent. Any part of the Claimed Amount that is not to be released to the Parent shall be the “Contested Amount.”

8.3.1. If the Stockholder Representative does not deliver a Response Notice within such 20 day period, then the Company Stockholders shall be deemed to have indicated that the entire Claimed Amount may be released from the Escrow Account to the Parent.

8.3.2. If the Stockholder Representative delivers a Response Notice agreeing that an amount held in the Escrow Account equal to the full Claimed Amount may be released from the Escrow Account to the Parent, the Escrow Agent shall promptly following the receipt of the Response Notice, deliver to the Parent an amount from the Escrow Account equal to the Claimed Amount.

8.3.3. If the Stockholder Representative delivers a Response Notice agreeing that an amount held in the Escrow Account equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Parent, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to the Parent such amount from the Escrow Account equal to the Agreed Amount.

8.3.4. If the Stockholder Representative delivers a Response Notice indicating that there is a Contested Amount, the Stockholder Representative and the Parent shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Parent and the Stockholder Representative shall resolve such dispute, such resolution shall be binding on all of the Company Stockholders and the Parent and a settlement agreement shall be signed by the Parent and the Stockholder Representative and sent to the Escrow Agent, who shall, upon receipt thereof, if applicable, release such amount from the Escrow Account in accordance with the specific instructions provided in such agreement.

8.3.5. If the Stockholder Representative and the Parent are unable to resolve the dispute relating to any Contested Amount within 45 days after the delivery of the Claim Notice, the settlement of such Contested Amount shall take place by a binding arbitration proceeding which shall take place in Phoenix, Arizona, unless an alternative location is otherwise mutually agreed to by the parties, and be conducted by an arbitrator who has not been affiliated with or engaged by either party for a period of five years preceding the commencement of the arbitration proceeding, and the Escrow Agent shall continue to hold the Contested Amount until Escrow Agent receives either: (i) a written notice signed by Parent and the Stockholder Representative, providing specific instructions regarding the delivery of the Contested Amount, if any, to be released from the Escrow Account; or (ii) a final arbitration decision, in accordance with the following procedures, providing specific instructions regarding the delivery of any or all of such Contested Amount. The Contested Amount shall be settled in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's decision shall relate solely to whether the Parent is entitled to receive the Contested Amount (or a portion thereof) from the Escrow Account pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the arbitrator shall be furnished to Parent, the Stockholder Representative and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question, be binding upon Parent, Surviving Entity, the Company Stockholders and the Escrow Agent. The prevailing party in any arbitration (which determination shall be made by the arbitrator) shall be entitled to an award of attorneys’ fees and costs to be paid by the losing party (which determination shall be made by the arbitrator), and the losing party shall also be liable for all costs of arbitration, including, but not limited to, the compensation to be paid to the arbitrator in any proceeding and the transcript and other expenses of such proceeding.

8.4. For purposes of this Agreement, any amounts distributed to Parent from the Escrow Account shall be satisfied equally from the Escrowed Cash and the Escrowed Shares; provided, however, that the Stockholder Representative may direct the Escrow Agent to make the distribution to the Parent entirely from the Escrowed Cash, and further provided, however, that (i) any amounts distributed to Parent from the Escrow Account related to Indemnification Claims arising from the breach of representations, warranties and covenants contained in Section 4.06, Section 4.08 and Section 4.11 of the Merger Agreement and (ii) any

Indemnification Claims arising from Section 2.07(c) and Section 11.01(a)(ii) of the Merger Agreement shall be satisfied (A) first, from the Escrowed Cash and (B) second, from the Escrowed Shares (to the extent the Escrowed Cash is insufficient to satisfy such Indemnification Claims).

8.5. The number of Escrowed Shares to be released in payment and settlement of any Claimed Amount, Agreed Amount or all or any portion of the Contested Amount which may be awarded to Parent pursuant to Section 8.3.4 above shall be determined by dividing such Claimed Amount, Agreed Amount or award, as applicable, by the average closing sales price of one share of Parent Common Stock as reported on the NASDAQ National Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the release of such Escrowed Shares as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events.

9. Escrow Agent Compensation. Except as hereinafter provided, Escrow Agent shall be reimbursed by Parent for all actual out-of-pocket expenses incurred in performing the services required hereunder. The fees of the Escrow Agent (which shall not exceed $6,000.00 in the aggregate) and any replacement Escrow Agent shall be paid by Parent.

10. Limitation of Escrow Agent's Liability.

10.1. Except for Escrow Agent's gross negligence or willful misconduct, Escrow Agent shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or any notice or demand given to it or for the form of execution of any such instrument, notice or demand or for the identification, authority or rights of any person executing, depositing or giving the same or for the terms and conditions of any instrument, pursuant to which the parties may act.

10.2. Escrow Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not incur any liability: (i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document reasonably believed by Escrow Agent to be genuine and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so; or (ii) in otherwise acting or failing to act under this Agreement, except in the case of Escrow Agent's gross negligence or willful misconduct.

10.3. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by the other parties hereto and a copy thereof has been received by Escrow Agent.

10.4. Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

10.5. Subject to Section 9 hereof, the parties hereto further agree to jointly and severally indemnify Escrow Agent from and against any and all losses, claims, damages or liabilities and expenses, including reasonable attorney’s fees which may be asserted against it or to which it may be exposed or may incur by reason of its performance hereunder, except when such performance was grossly or willfully negligent.

11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto; provided, however, that such resignation shall in no event take effect before the successor to the Escrow Agent shall have been appointed pursuant to this Section 11. Parent and the Stockholder Representative shall designate a successor to the Escrow Agent prior to the expiration of such 30-day period by giving written notice to the Escrow Agent. The Escrow Agent shall promptly transfer all assets in the Escrow Account to such designated successor. If no successor Escrow Agent is designated prior to the expiration of such 30-day period, the Escrow Agent can apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. Parent may appoint a successor Escrow Agent only with the consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Parent and the Stockholder Representative as to the transfer of the Escrow Fund to a successor escrow agent.

12. Miscellaneous.

12.1. Notice. All notices hereunder shall be given in accordance with the notice provisions of the Merger Agreement. In addition, notices to Escrow Agent shall be addressed to it at:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attention:  Compliance

In addition, notices to the Stockholder Representative shall be addressed to:

Timothy Robinson
2020 Canyon Crest Avenue
San Ramon, California 94582
Phone:  (925) 735-0738
Facsimile: (415) 772-5750
Email:  trobinson@baystreetsolutions.com

with a copy (which shall not constitute notice) to:

Coblentz, Patch, Duffy & Bass LLP
One Ferry Building
Suite 200
San Francisco, California 94111
Attn: Paul Escobosa, Esq.
Phone:  (415) 391-4800
Facsimile:  (415) 989-1663
Email:  pe@cpdb.com

Notices to the Parent shall be addressed to:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746
Attention: Michael Hill
Phone:  (512) 531-6000
Facsimile: (512) 531-6011
Email: mike.hill@perficient.com

with a copy to:

Vinson & Elkins LLP
Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention: J. Nixon Fox, III, Esq.
Phone: (512) 542-8427
Facsimile: (512) 236-3216
Email: nfox@velaw.com

12.2. Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their successors and assigns. This Agreement shall inure to the benefit of the Stockholder Representative, Parent, Escrow Agent and their respective successors and assigns, if any, of the foregoing.

12.3. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by each of the Parent, Stockholder Representative and Escrow Agent.

12.4. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

12.5. Tax Reporting Information and Certification of Tax Identification Numbers.

12.5.1. The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Account or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Company Stockholders in accordance with each Company Stockholder's Percentage Interest or such other percentages as may be specified in writing by the Stockholder Representative.

12.5.2. At the Closing (or as soon as reasonably practicable thereafter) Parent agrees to, and the Stockholders Representative agrees to cause each Stockholder to, provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

12.6. Construction.

12.6.1. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

12.6.2. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

12.6.3. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.6.4. This Agreement shall be construed pursuant to the laws of the State of New York in effect at the time of such construction without giving effect to conflicts of laws principles.

12.6.5. Nothing in this Agreement shall be construed to limit or abridge the rights and obligations of Parent, Merger Sub, the Company or the Company Stockholders under the Merger Agreement.

12.7. Termination. This Agreement shall terminate upon the earliest occurrence of any of the following events: (i) the written agreement of all parties hereto; or (ii) upon the delivery by Escrow Agent of all of the Escrow Account in accordance with the terms of this Agreement; provided, however that Section 10.5 shall survive any termination of this Agreement.

12.8. Incorporation. The preamble to this Agreement and all annexes, schedules and exhibits (as may be amended from time to time) annexed hereto are incorporated herein by reference as if set forth herein in their entirety.

12.9. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement and each and every other provision of this Agreement shall continue in full force and effect.

12.10. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party.

12.11. Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.12. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts in which event all of said counterparts shall be deemed to constitute one original of this Agreement. Furthermore, this Agreement may be executed by the facsimile signature of any party hereto, it being agreed that facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

PARENT:

Perficient, Inc.

By:  /s/ John T. McDonald

Name: John T. McDonald
Title: Chief Executive Officer

ESCROW AGENT:

Continental Stock Transfer & Trust Company

By:  /s/ Frank A. DiPaolo

Name: Frank A. DiPaolo
Title: CFO

STOCKHOLDER REPRESENTATIVE:

/s/ Timothy Robinson

Timothy Robinson

EXHIBIT A

ESCROWED SHARES

Name of Company Stockholder	Number of Escrowed Shares
Alfred Arnaud	8,041
Alex Bly	8,041
Jason Halpern	8,041
Chris Heineken	8,041
Eric Loftsgaarden	8,041
Kevin McNulty	8,041
Timothy Robinson	8,041
TOTAL:	56,287

EXHIBIT B

COMPANY STOCKHOLDER'S PERCENTAGE INTEREST

Name of Company Stockholder	Percentage Interest
Alfred Arnaud	14.29%
Alex Bly	14.29%
Jason Halpern	14.29%
Chris Heineken	14.29%
Eric Loftsgaarden	14.29%
Kevin McNulty	14.29%
Timothy Robinson	14.29%